Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS SHARPLY HIGHER SECOND QUARTER
NET SALES OF $25.7 MILLION

Generates $3 Million Positive Cash Flow in the Quarter

Revises 2008 Net Income Guidance

MOUNTAIN VIEW, Calif. (July 23, 2008) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and six months ended June 30, 2008.

Net sales for the second quarter of 2008 were $25.7 million, up 64% compared with net sales of $15.7 million for the second quarter of 2007 and up 22% compared with net sales of $21.1 million for the first quarter of 2008. These results are at the upper end of the Company’s net sales guidance of $25.0 to $26.0 million issued on May 6, 2008. The net loss for the second quarter of 2008 was $1.6 million, or $0.05 per share. This compares with the net loss for the second quarter of 2007 of $2.1 million, or $0.07 per share, and the net loss for the first quarter of 2008 of $6.4 million, or $0.21 per share. The net loss for the 2008 second quarter exceeded the Company’s guidance for a net loss of $0.5 million to $1.5 million, largely due to lower-than-expected returns on the Company’s investment portfolio.

Net sales growth during the 2008 second quarter was due to higher commercial sales of the Essure system worldwide. Compared with the prior year second quarter, domestic sales of the Essure system increased 43% to $19.9 million. International sales increased 232% over the second quarter of 2007 to $5.8 million in part due to the acquisition in January 2008 of Conceptus SAS and the recognition of international sales at higher end-user pricing. Domestic sales growth reflects continued increases in the numbers of physicians entering and completing training and certified physicians performing the Essure procedure in-office, the highest utilization setting.  During the second quarter of 2008, the Company entered 560 physicians into preceptorship, certified 488 physicians and transitioned 464 physicians to performing procedures in the office setting.  Domestic in-office procedures represented 51% of net sales for the second quarter of 2008, compared with 40% in the second quarter of 2007 and 46% in the first quarter of 2008.

“We are pleased with the strength of our U.S. business, particularly in light of the current economic instability in the country,” commented Mark Sieczkarek, president and chief executive officer of Conceptus.  “Key physician metrics continue to trend up as we successfully execute on our business plan.  We remain focused on helping physicians make a successful transition to the office as we believe that is the best site of service for our birth control procedure.”

Gross profit for the second quarter of 2008 was $20.5 million, or 80% of net sales. This compares favorably with gross margin of 73% for the second quarter of 2007 and is an improvement over the 74% gross margin for the first quarter of 2008. The first quarter of 2008 was negatively impacted by a one-time inventory adjustment related to the acquisition of Conceptus SAS. The year-over-year increase in gross margin is related to higher average selling prices from the acquisition of Conceptus SAS, lower manufacturing costs associated with higher unit volume, the introduction of the company’s third generation device and to a domestic price increase implemented during the first quarter of 2008.

Research and development expenses were $1.6 million for the second quarter of 2008, up from $1.1 million for the second quarter of 2007 and down from $1.9 million for the first quarter of 2008.  R&D expenses reflect product development, clinical and manufacturing engineering expenditures, which are substantially related to the ongoing development of the Essure device.

Selling, general and administrative expenses were $20.1 million for the second quarter of 2008, compared with $13.2 million for the second quarter of 2007 and $20.1 million for the first quarter of 2008.  The increase in SG&A expenses was due primarily to $3.0 million in expenses for the direct-to-consumer advertising campaign that was launched during the first quarter of 2008. The Company continues to increase the number of sales personnel in an effort to help physicians transfer the Essure procedure to the office setting.

Other income and expense netted to a $0.2 million expense for the second quarter of 2008, down from a net income of $0.7 million for the second quarter of 2007 and essentially breakeven for the first quarter of 2008. Interest income in the quarter was lower by $1.0 million compared with the second quarter of 2007 and $0.6 million lower than the first quarter of 2008. Interest income was negatively impacted by lower interest rates on the Company’s investment portfolio, including holdings of auction rate securities that are currently earning below market rates of interest.

Cash, cash equivalents and short-term investments were $21.2 million as of June 30, 2008, an increase of $3.0 million from March 31, 2008.  This net cash increase compares with a net usage of $1.6 million in the second quarter of 2007 and a net usage of $27.0 million in the first quarter of 2008, which included $24.3 million for the acquisition of Conceptus SAS.  The Company generated $3.0 million in cash from operations in the second quarter of 2008 compared with a $2.8 million usage in the second quarter of 2007 and a $5.1 million usage in the first quarter of 2008.

“We are excited about the growth and leverage in our business, reflected in positive cash flow and a significantly narrowed net loss for the quarter, accomplished while investing in an intensive consumer advertising program in several test markets,” added Mark Sieczkarek. “With gross margins reaching 80% and direct-to-consumer expenditures declining for the remainder of this year, we are poised to achieve the other major milestone of profitability in the back half of this year.”

For the six months ended June 30, 2008, Conceptus reported net sales of $46.8 million, up 59% compared with net sales of $29.4 million for the first six months of 2007. The net loss for the first six months of 2008 of $8.0 million, or $0.27 per share, compares with the net loss of $6.2 million, or $0.21 per share, for the first six months of 2007.

Financial Guidance

Conceptus issued third quarter guidance including updated net income expectations, as follows:

•                  The Company expects net sales in the third quarter of 2008 to be $25.0 million to $26.0 million reflecting the combination of seasonally reduced international sales, offset by continued growth in domestic net sales.  The Company affirms guidance for net sales for the full year to be in the range of $102.0 million to $105.0 million.

•                  The Company expects gross margin to be between 79% and 81% for the third quarter and for the remainder of the year.  Previous guidance issued in May of 2008 was for gross margin of between 79% and 80% for the remainder of the year.

•                  The Company expects operating expenses to be $17.8 million to $18.3 million for the third quarter of 2008 and $79.0 million to $80.0 million for the full-year 2008.  Previous guidance issued in May of 2008 was for full-year operating expenses of $76.0 million to $77.0 million.

•                  The Company expects net income for the third quarter of 2008 to be $2.0 million to $2.5 million. The Company now expects net income for the full-year to be in the range of $0.5 million to $2.0 million.  Previous guidance issued in May of 2008 was for full-year net income of $3.0 million to $5.5 million.

“We have reviewed our expenses carefully and have decided that further cuts are not prudent.  Therefore, we are not planning to be able to offset the impact of lower interest rates on invested capital, nor the inventory adjustment taken with the Conceptus SAS acquisition which together will have adversely impacted net income by more than $3.0 million,” concluded Mr. Sieczkarek.  “We still expect to achieve the very important milestone of profitability in each of the third and fourth quarters, and remain confident of the longer term profitability and exceptional cash-generation potential of this business.”

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging onto the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time July 23, 2008 through 11:59 p.m. Eastern time July 25, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 7317277.

About the Essure Procedure

The Essure procedure, approved by the FDA in 2002, is a permanent birth control procedure that replaces tubal ligation for women. In the comfort of a physician’s office and in about 10 minutes, the soft micro-inserts are placed into the Fallopian tubes through the cervix eliminating the need for incisions. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the Fallopian tubes.

The Essure confirmation test is performed three months after the procedure to confirm that the micro-inserts are in the correct location, the tubes are blocked and that the woman can discontinue temporary birth control. The Essure procedure is 99.80% effective and is the first and only FDA approved female sterilization procedure to have zero pregnancies in clinical trials.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding financial guidance, growth in physician utilization and the performance of Essure in the office setting, results from the DTC campaign and decreasing DTC expenditures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net sales	$25,680	$15,669	$46,807	$29,449

Cost of goods sold	5,196	4,238	10,641	7,943

Gross profit	20,484	11,431	36,166	21,506

Operating expenses:
Research and development	1,644	1,061	3,575	2,703
Selling, general and administrative	20,081	13,172	40,183	26,181

Total operating expenses	21,725	14,233	43,758	28,884

Operating loss	(1,241)	(2,802)	(7,592)	(7,378)

Interest and other income (expense), net	(199)	662	(227)	1,138

Income (loss) before provision for income taxes	(1,440)	(2,140)	(7,819)	(6,240)

Provision for income taxes	168	—	168	—

Net loss	$(1,608)	$(2,140)	$(7,987)	$(6,240)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.27)	$(0.21)

Shares used in computing basic and diluted net loss per share	30,217	29,420	30,076	29,340

-more-

3

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$21,160	$45,150

Accounts receivable, net	13,632	11,903

Inventories, net	4,746	2,418

Other current assets	2,309	3,271

Total current assets	41,847	62,742

Property and equipment, net	7,091	5,312

Intangible assets, net	8,131	3,719

Long-term investments	45,835	48,800

Goodwill	16,062	—

Other assets	158	102

Total assets	$119,124	$120,675

Total liabilities	101,709	98,748

Common stock and additional paid in capital	263,207	257,176

Other comprehensive loss	(2,556)	—

Accumulated deficit	(243,236)	(235,249)

Total stockholders’ equity	17,415	21,927

Total liabilities and stockholders’ equity	$119,124	$120,675